Exhibit 99.1
RedEnvelope, Inc. Reports Positive Progress in First Quarter Fiscal 2007
SAN FRANCISCO, CA (August 1, 2006) — RedEnvelope, Inc. (NASDAQ: REDE) today reported financial results for the first quarter ended July 2, 2006.
Net revenues for the first quarter of fiscal 2007 were $26.9 million, compared to $25.0 million recorded in the first quarter of fiscal 2006, an increase of 7.5%. Net loss was $(0.9) million after accounting for stock option expensing, or $(0.10) per diluted share, compared to a net loss of $(1.8) million, or $(0.20) per diluted share in the first quarter of fiscal 2006. Stock option expense for the first quarter of fiscal 2007 was $0.5 million, as required by SFAS No. 123(R), “Share-Based Payments,” which was adopted on April 3, 2006.
“We are very pleased with the results achieved by our skilled management team and employees during the first quarter of fiscal 2007,” said Ken Constable, President and Chief Executive Officer. “Our on-target revenue growth and effective margin management resulted in significant leveraging of our operating expenses. We believe that this validates our conviction that we can successfully demonstrate the financial viability of our business model in fiscal 2007. As we continue to build a strong financial and operational foundation, based on a culture of accountability and a concentrated strategic focus, we are confident that RedEnvelope is well-positioned to realize our potential during the upcoming holiday gift giving season.”
Mr. Constable continued, “We remain committed to creating long-term value for all of our stakeholders and are on-track to achieve significant gains in operating results in fiscal 2007. In fiscal 2008 and beyond, we currently expect to accelerate revenue growth and increase profitability by focusing on helping women celebrate and nurture their closest personal relationships with unique, upscale gifts and unequalled gift giving experiences.”
Separately, Gary Korotzer, Chief Marketing Officer, has resigned effective August 18, 2006, in order to return to a career in financial services. “Gary’s impact will be missed and we wish him continued success in his future endeavors,” said Ken Constable. A search for his replacement is underway.
Following a comprehensive strategic alternative review, RedEnvelope’s Board of Directors and management believe that it is in the Company’s best interests at this time to support a stand-alone business strategy as the Company’s most promising path to maximize shareholder value. As such, RedEnvelope announced today the completion of the strategic alternative review that it recently undertook with its financial advisor, WRHambrecht + Co.
First Quarter Fiscal 2007 Business Highlights
•	Net revenues per order grew to approximately $81, compared to approximately $77 in Q1 fiscal 2006

•	Gross profit per order grew to approximately $43 compared to $41 in Q1 fiscal 2006

•	Approximately 331,000 orders shipped, an increase of 2.2% from the prior year

•	New customers grew by approximately 130,000 versus the end of fiscal 2006, bringing the total customer file to over 3.0 million names

•	Jewelry and Home categories were approximately 26% and 18% of net revenues, respectively
Gross profit margin was approximately 53.1% of net revenues in the first quarter of fiscal 2007, compared to 53.0% in the same period last fiscal year. The gross margin remained relatively flat year-over-year due to a shift in the product mix to higher margin products, partially offset by higher inbound costs. The Company continues to expand its proprietary product development capability and increase its overseas sourcing.
Marketing expenses in the first quarter of fiscal 2007 were 23.4% of net revenues, compared to 27.5% in the same period last year, primarily due to the reduction of certain expenses associated with an awareness advertising campaign in the prior year.
For the first quarter of fiscal 2007, fulfillment expenses decreased to 12.7% of net revenues, from 13.6% in the first quarter of fiscal 2006, due to increased efficiencies in warehouse management and the Company’s ability to spread fixed fulfillment costs over increased net revenues.
General and administrative expenses increased to $5.5 million in the first quarter of fiscal 2007, from $4.8 million in the comparable period last year. The year-over-year increase was primarily due to approximately $0.5 million in stock option expenses during the first quarter of fiscal 2007, as required by SFAS No. 123(R). General and administrative expenses were 20.4% of net revenues, compared to 19.3% in the same period last year. Expensing of stock options had the effect of increasing general and administrative expenses by 1.9% of net revenues.
As of July 2, 2006, RedEnvelope had $7.4 million in cash and short-term investments. The Company recently obtained a four-year senior secured revolving credit facility, for amounts up to $12.5 million, which it believes will be sufficient to fund operations and anticipated capital expenditures for the coming year. At the end of first quarter, inventory was $19.2 million, compared to $11.8 million in the prior year, as RedEnvelope increased its investment in core products, which the Company anticipates using during the upcoming holiday selling season. Capital expenditures for the first quarter of fiscal 2007 were approximately $1.2 million.

Guidance
RedEnvelope reaffirms its previously-issued fiscal 2007 guidance that net revenues will grow approximately 7% to 10% from fiscal year 2006, and that the Company will achieve a loss of approximately $2.0 million to $2.5 million. This projection includes the Company’s current estimate that the adoption of SFAS 123(R) will result in stock option compensation expenses of approximately $2.0 million to $2.5 million this fiscal year, although actual results may differ due to differences and changes in components of the expense calculation during the fiscal year. The Company currently expects that the improvement over the prior year’s financial results will occur in the second half of fiscal 2007.
Conference Call
RedEnvelope, Inc. will host a conference call today, August 1, 2006 at 1:30 p.m. Pacific (4:30 p.m. Eastern). The call, which will be hosted by Ken Constable, President and Chief Executive Officer, and Polly Boe, Chief Financial Officer, will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website under the “About RedEnvelope” tab at www.RedEnvelope.com. The webcast will be archived online within one hour of the completion of the conference call and available for 12 months.
About RedEnvelope, Inc.
RedEnvelope, Inc. is a branded online retailer of upscale gifts, dedicated to helping women celebrate and nurture their closest personal relationships with unique gifts and unequalled gift-giving experiences. RedEnvelope offers an extensive and fresh collection of imaginative, original gifts through its webstore, www.RedEnvelope.com.
“RedEnvelope” is a registered trademark of RedEnvelope, Inc.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives and future operations and estimates of our financial results and capital expenditures for future periods. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to: marketing and advertising programs and related expenditures may not cause anticipated increases in sales; ongoing system upgrades and enhancements could fail to achieve desired results or cost savings or could take longer or incur greater costs than anticipated to implement; planned cost-control measures may fail to yield satisfactory results; vacancies and changes in key management positions and personnel; the inability to attract and retain qualified managerial, creative and technical personnel; integration of recently hired key personnel, and other managerial, technical, finance, accounting and operations personnel, and potential disruption occasioned thereby; failure of the market to accept our new or existing products and competition relating to such products; planned fulfillment center and system upgrades and enhancements could fail to achieve desired results or cost savings or could take longer or incur greater costs than anticipated to implement; difficulties encountered in, or increased costs of, fulfillment; economic conditions and changes in consumer spending levels; any significant disruption of our operations due to network or systems failures or disruptions, power outages, regulatory actions, natural disasters or attacks; our limited operating history; difficulties encountered in predicting consumer preferences, managing inventory levels or gaining access to popular products; increased or more effective competition from other retailers; difficulties encountered in managing our growth; increased costs for, or delays or difficulties in the receipt of, merchandise ordered by us; seasonality of the retail business; increases in shipping, advertising or marketing costs; increases in sales or other taxes; lower than expected utilization of electronic commerce by consumers; product returns that exceed expectations; litigation that may have an adverse effect on our financial results, product offerings or reputation; changes in foreign currency exchange rates; difficulties encountered in properly staffing our operations or providing satisfactory customer service; changes in government or regulatory requirements affecting e-commerce that may restrict, or increase the cost of, our operations, and other risk factors described in detail in our Report on Form 10-K for the fiscal year ended April 2, 2006, including, without limitation, those discussed under the captions, “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which documents are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. These forward-looking statements are made only as of the date of this press release, and RedEnvelope undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. The lack of any update or revision is not intended to imply continued affirmation of forward-looking statements contained herein.

Investor Contact:	Andrew Greenebaum/Christine Lumpkins
Integrated Corporate Relations, Inc.
agreenebaum@icrinc.com; clumpkins@icrinc.com
(310) 954-1100
— Financial Tables Follow —

REDENVELOPE, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	July 2,		July 3,
	2006	%	2005	%
	(In thousands, except for per share data)

Net revenues	$26,858	100.0%	$24,978	100.0%
Cost of sales	12,608	46.9%	11,729	47.0%

Gross profit	14,250	53.1%	13,249	53.0%

Operating expenses:
Fulfillment	3,419	12.7%	3,405	13.6%
Marketing	6,285	23.4%	6,863	27.5%
General and administrative	5,489	20.4%	4,811	19.3%

Total operating expenses	15,193	56.6%	15,079	60.3%

Loss from operations	(943)	-3.5%	(1,830)	-7.3%
Interest income, net	43	0.1%	78	0.3%

Net loss	$(900)	-3.4%	$(1,752)	-7.0%

Net loss per share — basic and diluted	$(0.10)		$(0.20)

Weighted average shares outstanding — basic and diluted	9,377		8,919

REDENVELOPE, INC.
BALANCE SHEETS
(Unaudited)

	July 2,	April 2,	July 3,
	2006	2006	2005
	(In thousands)
ASSETS

Current assets:
Cash and cash equivalents	$2,311	$3,277	$2,172
Short-term investments	5,058	6,762	14,471
Accounts receivable, net	1,611	1,054	1,109
Inventory	19,209	19,690	11,794
Prepaid catalog costs and other current assets	2,430	2,793	2,243

Total current assets	30,619	33,576	31,789

Property and equipment, net	7,576	7,255	7,423
Other assets	258	146	538

Total assets	$38,453	$40,977	$39,750

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$10,926	$13,829	$9,496
Capital lease obligations, current	284	312	578

Total current liabilities	11,210	14,141	10,074

Capital lease obligations, long-term	507	136	141
Deferred rent	644	710	833

Total liabilities	12,361	14,987	11,048

Stockholders’ equity:
Common stock	96	94	90
Additional paid-in capital	116,367	115,367	114,216
Notes receivable from stockholders	(44)	(44)	(44)
Accumulated deficit	(90,327)	(89,427)	(85,560)

Total stockholders’ equity	26,092	25,990	28,702

Total liabilities and stockholders’ equity	$38,453	$40,977	$39,750

REDENVELOPE, INC.
STATEMENTS OF CASH FLOWS
(Unaudited)

	Thirteen Weeks Ended
	July 2,	July 3,
	2006	2005
	(In thousands)
Cash Flows From Operating Activities:
Net loss	$(900)	$(1,752)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	837	798
Stock based compensation	593	4
Loss on disposal of property and equipment	2	—
Other non-cash charges	(36)	(7)
Changes in current assets and liabilities:
Accounts receivable	(557)	(118)
Inventory	481	2,255
Prepaid catalog and other assets	363	1,661
Accounts payable and accrued expenses	(2,621)	(4,998)

Net cash used in operating activities	(1,838)	(2,157)

Cash Flows From Investing Activities:
Maturities of short-term investments	6,561	1,300
Purchases of short-term of investments	(4,857)	(1,420)
Purchase of property and equipment	(945)	(633)

Net cash provided by (used in) investing activities	759	(753)

Cash Flows From Financing Activities:
Proceeds from issuance of stock	409	424
Principal payments on capital lease obligations	(155)	(149)
Payment of debt acquisition costs	(141)	—

Net cash provided by financing activities	113	275

Net decrease in cash and cash equivalents	(966)	(2,635)
Cash and cash equivalents at beginning of period	3,277	4,807

Cash and cash equivalents at end of period	$2,311	$2,172

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